Exhibit 23.2


                         CONSENT OF INDEPENDENT ACCOUNTANTS



            The Board of Directors
            FSC Semiconductor Corporation:


            We consent to the incorporation by reference in the Registration Statement on Form S-8 of FSC Semiconductor Corporation of our report dated June 5, 1997 relating to the consolidated balance sheet of FSC Semiconductor Corporation as of May 25, 1997, the combined balance sheet of the FSC Semiconductor Business of National Semiconductor Corporation as of May 26, 1996 and the related consolidated and combined statements of operations and equity for each of the years in the three year period ended May 25, 1997, which report appears in the May 25, 1997 Annual Report on Form 10-K of FSC Semiconductor Corporation.



                                          KPMG Peat Marwick LLP


            Boston, Massachusetts
            September 10, 1997